Exhibit 99.1

ROTH 2007 New York Conference September 6, 2007

Safe-Harbor Statement This presentation includes forward-looking statements, including those regarding the proposed acquisition of Web.com by Website Pros and the anticipated reach, capabilities and opportunities for the combined company, future products and services, expected benefits to merchants and other customers, market opportunities, expected customer base, and the anticipated closing of the transaction. These statements are based on certain assumptions and reflect our current expectations. Statements including words such as "anticipate," "propose," "estimate," "believe" or "expect" and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Some of the factors that could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the risk that the proposed transaction may not be completed in a timely manner, if at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks related to the successful offering of the combined company's products and services; the risk that the anticipated benefits of the merger may not be realized; and other risks that may impact Website Pros’ and Web.com’s businesses, some of which are discussed in the companies' reports filed with the Securities and Exchange Commission (the "SEC") under the caption "Risks That Could Affect Future Results" or "Risk Factors" and elsewhere, including, without limitation, each of Website Pros’ and Web.com’s 10-Ks for the year ended December 31, 2006 and 10-Q’s for the quarter ended June 30, 2007 which was filed on August 3, 2007 for Website Pros and August 8, 2007 for Web.com. Copies of Website Pros and Web.com’s filings with the SEC can be obtained on their websites, or at the SEC's website at www.sec.gov. You can also obtain Website Pros report through its Web site at http://www.websitepros.com and Web.com’s reports through its Web site at http://www.web.com . Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. If any of these risks or uncertainties materializes, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, the operating results of Website Pros and Web.com could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and Website Pros and Web.com undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this presentation. Reconciliations of financial metrics Adjusted net income from continuing operations is a non-GAAP financial measure and is defined as net income from continuing operations excluding interest income or expense, provision for income taxes, depreciation, amortization of intangibles, and stock-based compensation. A reconciliation of this non-GAAP measure to the GAAP measure, net income, can be found in our earnings release dated August 7, 2007. Subscriber Acquisition Cost “SAC” is calculated as the cost of media spent during the period divided by gross subscriber addition during the period. Average Revenue Per User “ARPU” is calculated using the GAAP revenue for the quarter reported divided by the average number of subscribers for the period. Churn is calculated as the number of subscribers cancelled during the period divided by the sum of the number of subscribers at the beginning of the period and the gross number of subscribers added during the period.

Strategic Rationale for the Website Pros & Web.com Merger An Investment in Growth and Scale • Creates a leader in the web services market - Over $122 million annualized revenue run rate* - Over 246,000 paid subscribers* • Combines comprehensive DIFM and DIY solutions • Creates significant cross-sell opportunities • Highly complementary sales channels • Significant cost savings expected: $5.0 - $7.0 during CY2008 • Extensive intellectual capital • Merger expected to be accretive in CY2008** *As of 6/30/07 ** non-GAAP diluted earnings per share basis

Partner Synergies

Website Pros Q2 2007 Financial Highlights Total Subscribers 69,022 73,031 73,080 73,806 80,713 76,739 51,719 49,201 46,643 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 80,000 90,000 2005-Q2 2005-Q3 2005-Q4 2006-Q1 2006-Q2 2006-Q3 2006-Q4 2007-Q1 2007-Q2 Subscribers Gross Adds Churn

Website Pros Quarterly Revenue Growth 2004 2005 2006 2007 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 $11.0 $12.0 $13.0 $14.0 $15.0 $16.0 $17.0 $18.0 Jun-04 Sep-04 Dec-04 Mar-05 Jun-05 Sep-05 Dec-05 Mar-06 Jun-06 Sep-06 Dec-06 Mar-07 Jun-07 (millions) Subscription License Professional Services

Website Pros Non-GAAP Net Income (millions) Annual 6 Months Ending June 30 (millions) -$2.0 -$0.5 $1.0 $2.5 $4.0 $5.5 $7.0 $8.5 2003 2004 2005 2006 Non-GAAP Net Income $2.5 $2.8 $3.0 $3.3 $3.5 $3.8 $4.0 $4.3 $4.5 $4.8 $5.0 2006 2007 Non-GAAP Net Income

 Web.com Q2 2007 Financial Highlights: Continued Revenue & Subscriber Growth Revenues ($000) $14.5 $14.0 $13.5 $13.0 $12.5 $12.0 $11.5 148,000 152,000 155,000 158,000 166,000 $12.1 $12.3 $12.5 $13.0 $13.3 QUARTERS Q2’06 Q3’06 Q4’06 Q1’07 Q2’07 Subscribers 170,000 165,000 160,000 155,000 150,000 145,000 140,000 135,000

Website Pros & Web.com Combined Subscriber Growth

Customer Economics Combining the core offerings of Web.com with the high-ARPU products of Website Pros creates an opportunity to increase ARPU and reduce churn, driving total lifetime value for the new company. Web.com ARPU: $26.15 Churn: 2.9% TLV: $900 Website Pros ARPU: $65 Churn: 4.8% TLV: $1350 New Company Opportunity Higher ARPU Lower Churn Increased TLV *as of June 30, 2007

Next Steps SEC Notice of Effectiveness (amended S-4 filed on 8/24/07) Shareholder Meetings – 9/25/07 Merger expected to close in late Q3 or early Q4’07

ROTH 2007 New York Conference September 6, 2007